EXHIBIT 24.1


             Consent of Ernst & Young LLP
                 Independent Auditors


      We consent to the reference to our firm under the
caption "Experts" in the Registration Statement (Form S-
3    No.   33-63361)   and   related   Prospectus    of
Electrosource, Inc. for the registration  of  1,859,333
shares of its common stock and to the incorporation by reference therein of our report dated February 13, 1995, except for Note Q, as to which the date is March
10,  1995, and Note R, as to which the date is  October
6, 1995, with respect to the financial statements and schedule of Electrosource, Inc. included in its Current
Report on Form 8-K dated October 10, 1995, filed with the Securities and Exchange Commission.





/s/ Ernst & Young LLP


Austin, Texas
November 24, 1995